UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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Two Proxy Advisory Firms Recommend TXU Shareholders Vote “FOR” Merger
TXU Corp. announced today that two independent proxy advisory firms — Egan-Jones Proxy Services and Proxy Governance, Inc. — have recommended that TXU shareholders vote “FOR” the merger transaction between TXU and Texas Energy Future Holdings Limited Partnership (TEF) at the company’s September 7, 2007 Annual Meeting of Shareholders.
In recommending that TXU shareholders vote “FOR” the transaction, Egan-Jones stated:
•	“Based on our reviews of publicly available information on strategic, corporate governance, and financial aspects of the proposed transactions, Egan-Jones views the proposed merger agreement as a desirable approach in maximizing stockholder value. Furthermore, the current state of the credit markets makes the emergence of a better offer unlikely. After careful consideration, we believe that the merger agreement is in the best interests of the company and its stockholders and its advantages and opportunities outweigh the risks associated with the transaction. We recommend a vote ‘FOR’ this Proposal.”
Proxy Governance, in recommending “FOR” the transaction, stated:
•	“We support this transaction because it appears to place a fair value on the company based on analyst opinion and general market reaction to the deal. We are aware of the concerns regarding the financing of the deal, given the recent tightening of the credit market. However, we do not believe that this is a reason to not support the deal.”
Shareholders of record as of the close of business on July 19, 2007 will be entitled to vote on the proposed merger. Under the terms of the merger agreement, announced on February 26, 2007, TXU Corp. shareholders will receive $69.25 in cash per share after closing.
The TXU board of directors unanimously determined that the $69.25 per share offer maximizes value to shareholders and is superior to any other alternative it considered. The merger consideration represents a 25% premium to the average closing price during the 20 trading-day period prior to press speculation about a possible merger transaction. In light of volatile commodity and equity market signals, the board of directors re-evaluated its recommendation in July and re-affirmed the recommendation of a vote “FOR” the merger.
TXU urges all shareholders to follow the recommendations of Egan-Jones and Proxy Governance and vote “FOR” the merger transaction.
Since approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares, each TXU shareholder’s vote is extremely important, regardless of the number of shares owned. A failure to vote will have the same effect as a vote against the transaction.
TXU shareholders should vote by telephone or by Internet by following the easy instructions on the proxy card, or by signing, dating and returning the proxy card promptly to ensure their shares are voted.

Shareholders who have questions or need assistance in the voting of their shares should call TXU’s proxy solicitor, Georgeson, Inc., toll-free at (888) 605-7523 (banks and brokers may call collect at (212) 440-9800) or visit http://www.txucorp.com/investres/merger.aspx.
TXU’s Annual Meeting of Shareholders will be held on September 7, 2007 at 9:30 a.m. local time in the Dallas Ballroom of the International Conference and Exposition Center located in the Adam’s Mark Hotel at 400 North Olive Street, Dallas, Texas 75201.
Permission to use quotations from the Egan-Jones and Proxy Governance reports in this announcement was neither sought nor obtained.
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Additional Information and Where to Find It
In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). A definitive proxy statement and a form of proxy has been mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU’s shareholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU’s shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents from the Company’s website (http://www.txucorp.com) or by directing a request by mail or telephone to:

Georgeson Inc.	or	Corporate Secretary
17 State Street		TXU Corp.
10th Floor		Energy Plaza
New York, NY 10004		1601 Bryan
Dallas, TX 75201
Phone: (888) 605-7523		Phone: (214) 812-4600
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 24, 2007. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.
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